November 4, 1997


USG Corporation
125 South Franklin Street
Chicago, Illinois  60606


Gentlemen:

We are aware that USG Corporation has incorporated by reference into previously filed Registration Statement Numbers 33-40136 and 33-64217 on Form S-3 and 33-22581, as amended, 33-22930, 33-36303, 33-52573, 33-52715, 33- 63554,
33-65383,  333-29137,  and  333-34147  on Form S-8 its Form 10-Q for the quarter ended September 30, 1997, which includes our report dated October 21, 1997, covering the unaudited condensed financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

/s/ ARTHUR ANDERSEN LLP
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ARTHUR ANDERSEN LLP